Exhibit 2.2

Amended Corporate Bylaws

of

Virtuoso Surgical, Inc.

ARTICLE I

CORPORATE OFFICES

The registered office and principal office of Virtuoso Surgical, Inc. (the “Corporation”) within the State of Tennessee shall be 5701 Old Harding Pike; Suite 200 Nashville, TN 37205. The Corporation shall also have such other offices, including its principal office, at such places, within or without the State of Tennessee, as the board of directors may from time to time designate or the business of the Corporation may require.

ARTICLE II

SHAREHOLDERS

Section 1. Annual Meetings. The annual meeting of common shareholders shall be held at such place and such time as the director or directors shall designate each year for the purpose of electing directors and transacting such other business as may be properly brought before the meeting.

Section 2. Special Meetings. Special meetings of common shareholders may be called for any purpose or purposes by the board of directors or by holders of at least ten percent (10%) of all the votes entitled to be cast on any issue to be considered at the proposed special meeting who sign, date and deliver to the Corporation’s secretary one or more written demands for the meeting. Such demand or demands must describe the purpose or purposes for which the meeting is to be held.

Section 3. Notice of Meetings. A written notice of each meeting of common shareholders stating the place, date and time of the meeting, and, in the case of a special meeting, describing the purpose or purposes for which the meeting is called, shall be given to each common shareholder entitled to notice of such meeting not less than ten days nor more than two months before the date of the meeting.

Section 4. Place of Meetings. Meetings of common shareholders shall be held at such places, within or without the State of Tennessee, as may be designated by the board of directors and stated in the notice of meeting.

Section 5. Quorum. The holders of common shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum exists with respect to that matter. Unless the charter or the Act provides otherwise, the holders of two-thirds (66 2/3%) of the votes entitled to be cast on a matter by a voting group constitute a quorum of that voting group for action on that matter. Once a common share is represented for any purpose at a meeting, the holder is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

Section 6. Voting. Directors shall be elected by a plurality of the votes cast by common shareholders entitled to vote in the election at a meeting at which a quorum is present. Common Shareholder action on any other matter is approved by a voting group if the votes cast by common shareholders within the voting group in favor of the action exceed the votes cast by common shareholders within the voting group in opposition to such action, unless the charter or the Act provides otherwise. If two or more groups are entitled to vote separately on a matter, action on the matter is approved only when approved by each voting group.

Section 7. Adjournment. If a meeting of common shareholders is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the new date, time and place are announced at the meeting before the adjournment. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the time originally designated for the meeting if a quorum existed at the time originally designated for the meeting; provided, however, if a new record date is or must be fixed under the Act or these bylaws, a notice of the adjourned meeting must be given to shareholders as of the new record date.

Section 8. Proxies. A common shareholder may appoint a proxy to vote at a meeting of shareholders or otherwise act for him by signing an appointment form, either personally or by his attorney-in-fact. An appointment of a proxy is effective when received by the secretary or other officer or agent authorized to tabulate votes. An appointment is valid for eleven months, unless another period is expressly provided for in the appointment form. An appointment of a proxy is revocable by the common shareholder, unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

Section 9. Action by Written Consent. Any action required or permitted to be taken at a meeting of the common shareholders may be taken without a meeting if all shareholders entitled to vote on the action consent to the taking of such action without a meeting by signing one or more written consents describing the action taken and indicating each shareholder’s vote or abstention on the action. The affirmative vote of the number of shares which would be necessary to authorize or take action at a meeting of common shareholders is the act of the shareholders without a meeting. The written consent or consents shall be included in the minutes or filed with the corporate records reflecting the action taken. Action taken by written consent is effective when the last common shareholder signs the consent, unless the consent specifies a different effective date.

Section 10. Original Shareholders and Issuance of New Shares. The original common shareholders of the Corporation shall be Robert J. Webster III, Duke Herrell, Richard Hendrick, and C. Mark Pickrell. The original common shares owned be each shall be: Robert J. Webster III, 18; Duke Herrell, 18; Richard Hendrick, 18; C. Mark Pickrell, 6. Additional common shares or preferred shares may be issued by approval of a two-thirds (66 2/3%) vote of the board of directors. No preferred shares or other types of stock may be issued with rights senior to the Class A Preferred Stock established in Section 11.

Section 11. Class A Preferred Stock.

i.	Class A preferred shares may be issued at $1.00 par value, to a maximum of 50,000,000 shares, pursuant to Section 10.

ii.	Issued Class A preferred shares will carry a Paid-in-Kind dividend (“PIK”) of 7% per year, uncompounded.

iii.	Upon a change of control, an owner of Class A preferred shares will be entitled to a Success Bonus equal to: 100% of (par plus the PIK) if the change of control occurs more than year and less than three years after the shares were purchased or otherwise received by the investor; 200% of (par plus the PIK) if the change of control occurs more than three years and less than five years after the shares were purchased or otherwise received by the investor; or 300% of (par plus the PIK) if the change of control occurs more than five years after the shares were purchased or otherwise received by the investor.

iv.	A change of control occurs if the common shareholders and warrantholders of the Company as of April 25, 2018 (i.e., Robert Webster, Duke Herrell, Richard Hendrick, Mark Pickrell, Vanderbilt University, Johns Hopkins University, Neal Dillon, Scott Webster, and Evan Blum), or their successors by operation of law, shall own less than a majority of the common shares of the Company, or any one of them shall own a majority of the common shares of the Company. Board approval shall be required for any shareholder action constituting a change of control.

v.	In the event of a change of control, the Class A preferred shares are due and payable at par, plus any accrued PIK, plus any applicable Success Bonus. In the event that the consideration paid to the Company upon a change of control is not sufficient to pay off the outstanding Class A preferred shares, the consideration received shall, in order of priority, be used to pay, pari passu: par value for the preferred shares, accumulated PIK, Success Bonus. After a change of control, and payment along the waterfall, if the Class A preferred shares are not paid in full (including any applicable Success Bonuses), the preferred shares shall be converted to common stock based on the Class A preferred shareholders’ relative unpaid balances.

vi.	In the event of a change of control, all existing common shares shall be extinguished unless all Class A preferred shares (including accrued PIK, and all outstanding Success Bonuses) are paid in full.

vii.	Until the Class A preferred shares are paid in full, including any applicable Success Bonuses, the Company shall not pay any dividend (except for a dividend permissible under SEC Regulation A, for a successful offering under that regulation) to the common stockholders, or purchase any common shares, or pay any employee bonuses (except for de minimis cash bonuses to non-management employees).

viii.	Until the Class A preferred shares are paid in full, the compensation limits established by the National Institutes of Health for grant recipients shall apply to the Company’s employees and consultants.

ix.	Class A preferred shares are redeemable at any time, at the discretion of the board of directors, provided that a redemption must include 100% of a shareholder’s preferred shares at par, plus any accrued PIK. If a change of control occurs within two years of a redemption, the investor will be entitled to receipt of a Success Bonus equal to the Success Bonus that would have been paid as of the redemption date.

x.	Class A preferred shareholders shall, as preferred shareholders, have no voting or other management rights, or any beneficial rights as preferred shareholders, except as specifically provided for in this Section 11.

ARTICLE III

RECORD DATE

In order that the Corporation may determine the common shareholders entitled to notice of or to vote at any meeting of common shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of common stock or for the purpose of any other action, the board of directors may fix, in advance, a record date, which shall not be more than seventy nor less than ten days before the date of such meeting, nor more than seventy days prior to any other action. If no record date is fixed, the record date for determining common shareholders entitled to notice of or to vote at a meeting of common shareholders shall be at the close of business on the day before the day on which the first notice is given to such common shareholders and the record date for determining common shareholders for any other purpose shall be at the close of business on the day that the board of directors authorizes the action. A determination of common shareholders of record entitled to notice of or to vote at a meeting of common shareholders shall apply to any adjournment of the meeting, unless the board of directors fixes a new record date. The board of directors must fix a new record date, if the meeting is adjourned to a date more than four months after the date fixed for the original meeting.

ARTICLE IV

DIRECTORS

Section 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Charter of the Corporation or these bylaws directed or required to be exercised or done by the common shareholders.

Section 2. Number and Term. The number of directors which shall constitute the whole board shall not be less than one (1) nor more than seven (7). The original four directors shall be Robert J. Webster III, Duke Herrell, Richard Hendrick, and C. Mark Pickrell, none of whom may be removed as a director without cause. Within the limits above specified, the number of additional directors shall be determined by resolution of board of directors or the common shareholders. The additional directors shall be elected at the annual meeting of the common shareholders, except as provided in Section 5 hereof, and each additional director elected shall hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

Section 3. Compensation. Directors may receive such compensation as fixed by the board of directors. Directors shall be entitled to reimbursement for any reasonable expenses incurred in attending meetings and otherwise carrying out their duties as determined by the board of directors. Directors may also serve the Corporation in any other capacity and receive compensation therefor.

Section 4. Resignation. A director may resign at any time by delivering written notice to the Corporation, the board of directors, the chief executive officer or the president. A resignation is effective when the notice is delivered, unless the notice specifies a later effective date.

Section 5. Vacancies. The board of directors may fill any vacancy occurring on the board of directors, including any vacancy resulting from an increase in the number of directors or from the resignation or removal of a director. If the directors remaining in office constitute fewer than a quorum, the board of directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

Section 6. Quorum and Voting. A quorum of the board of directors consists of two-thirds (66 2/3%) of the number of directors fixed by the board of directors or common shareholders pursuant to Section 2 of this Article IV. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the board of directors, unless the charter or these bylaws requires the vote of a greater number of directors.

Section 7. Regular Meetings. Regular meetings of the board of directors may be held without notice at such places, within or without the State of Tennessee, on such dates and at such times as the board of directors may determine from time to time.

Section 8. Special Meetings. Special meetings of the board of directors may be called by the president, chairman of the board, or a majority of directors and shall be held at such places, within or without the State of Tennessee, on such dates and at such times as may be stated in the notice of meeting.

Section 9. Notices. Special meetings of the board of directors must be preceded by at least one days’ notice of the date, time and place of the meeting. The notice need not describe the purpose of the meeting, unless the purpose, or one of the purposes, of the meeting is to remove a director or directors. Notice of an adjourned meeting need not be given, if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken and if the period of any one adjournment does not exceed one month.

Section 10. Action by Written Consent. Any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting, if all directors consent to the taking of such action without a meeting by signing one or more written consents describing the action taken and indicating each director’s vote or abstention on the action. The affirmative vote of the number of directors that would be necessary to authorize or take action at a meeting is the act of the board of directors without a meeting. The written consent or consents shall be included in the minutes or filed with the corporate records reflecting the action taken. Action taken by written consent is effective when the last director signs the consent, unless the consent specifies a different effective date.

Any action required or permitted to be taken at a meeting of the common shareholders may be taken without a meeting, if 80% of the common shareholders consent to the taking of such action without a meeting by signing one or more written consents describing the action taken and indicating each common shareholder’s vote or abstention on the action. The affirmative vote of the number of common shareholders that would be necessary to authorize or take action at a meeting is the act of the common shareholders without a meeting. The written consent or consents shall be included in the minutes or filed with the corporate records reflecting the action taken. Action taken by written consent is effective when the last necessary common shareholder signs the consent, unless the consent specifies a different effective date.

ARTICLE V

WAIVER OF NOTICE

A common shareholder or director may waive any notice required to be given by the Act, the charter of the Corporation or these bylaws before or after the date and time stated in the notice. The waiver must be in writing, signed by the common shareholder or director entitled to the notice and delivered to the Corporation and filed in the Corporation’s minutes or corporate records, except that a common shareholder’s or director’s attendance at or participation in a meeting may constitute a waiver of notice under the Act. Neither the business to be transacted at, nor the purpose of, any meeting of the common shareholders or directors need be specified in any waiver of notice.

ARTICLE VI

OFFICERS

Section 1. Election and Term. At the first meeting of the board of directors following the annual meeting of shareholders, or as soon thereafter as is conveniently possible, the board of directors shall elect a president and a secretary and such other officers as the board of directors may determine. The board of directors may elect officers at such additional times as it deems advisable. Each officer of the Corporation shall serve until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person, except that the president may not serve as the secretary.

Section 2. Compensation. The salaries and other compensation of the officers of the Corporation shall be determined by the board of directors.

Section 3. Removal. The board of directors may remove any officer at any time, with or without cause, but no such removal shall affect the contract rights, if any, of the person so removed.

Section 4. Resignation. An officer of the Corporation may resign at any time by delivering notice to the Corporation. A resignation is effective when the notice is delivered, unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the board of directors may fill the pending vacancy before the effective date if it provides that the successor does not take office until the effective date. An officer’s resignation does not affect the Corporation’s contract rights, if any, with the officer.

ARTICLE VII

EMERGENCY BYLAW

In the event that a quorum of directors cannot be readily assembled because of a catastrophic event, the board of directors may take action by the affirmative vote of a majority of those directors present at a meeting and may exercise any emergency power granted to a board of directors under the Act not inconsistent with this bylaw. If no regularly elected director is present, the officer present having the greatest seniority as an officer shall serve as a substitute director. Special meetings of the board of directors may be called in an emergency by any director or, if no director is present at the Corporation’s principal offices, by the officer present having the greatest seniority as an officer.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall begin the 1st day of January and end on 31st day of December of each calendar year.

ARTICLE IX

AMENDMENT

These Bylaws may be amended, altered and repealed, and new Bylaws may be adopted, by the common stockholders or the board of directors of the Corporation at any regular or special meeting upon a four-fifths (80%) affirmative vote. Any increase in the number of authorized common shares of the Corporation shall require a four-fifths (80%) affirmative vote of the common shares issued and outstanding.

ARTICLE X

DEFINITION

The term “Act” as used in these bylaws refers to the Tennessee Business Corporation Act, as amended from time to time. Terms defined in the Act shall have the same meanings when used in these bylaws.

The foregoing bylaws were duly adopted by the Board of Directors as of May 15, 2018.